EXHIBIT 99.1
FOR IMMEDIATE RELEASE                      Contact:  William J. Hanson
                                                  InterActive  Group,  Inc.
                                                  Phone:  (605)  363-5117
                                                  Fax:    (605)  363-5102

                                                  R. Bruce Stewart
                                                  Arrowhead Research Corporation
                                                  Phone: (626) 792-5549

           INTERACTIVE GROUP AND ARROWHEAD RESEARCH ANNOUNCE AGREEMENT
           -----------------------------------------------------------

     HUMBOLDT, S.D., and PASADENA, Calif., Dec. 12 /PRNewswire-FirstCall/ -- InterActive Group, Inc., a Delaware corporation (the "Company") whose common stock is traded in the over-the-counter market and quoted on the NASD Electronic Bulletin Board under the symbol "IACG.OB", and Arrowhead Research Corporation, a privately-owned California corporation ("Arrowhead Research"), today announced the execution of a definitive Stock Purchase and Exchange Agreement (the "Exchange Agreement") pursuant to which, among other things, Arrowhead Research would become a wholly-owned subsidiary of the Company and the former shareholders of Arrowhead Research would acquire approximately 88.9% of the Company's Common Stock.

     Arrowhead Research was formed in May 2003, and completed a private placement in October 2003, selling shares of its common stock and warrants to purchase common stock for an aggregate of $2,645,000. Arrowhead Research has recently initiated its plan of proposed operations, which involves financing research projects primarily in the area of the development "nano" technologies and applications, by entering into arrangements with the California Institute of Technology in Pasadena, California ("CalTech"), and two individual professors on the faculty of CalTech.

     Subject to the satisfaction of a number of conditions precedent set forth in the Exchange Agreement, the Exchange Agreement contemplates the completion of several transactions prior to closing, with the result that an aggregate of 705,635 shares of the Company's common stock would then be outstanding immediately prior thereto. The contemplated transactions include the following:

     There will be a 1-for-65 "reverse split" of the Company's outstanding common and a 1-for-6.5 "reverse split" of the Company's outstanding preferred stock, which would reduce from a total of 25,276,000 to a total of 388,862 the number of shares of the Company's common stock outstanding. Although approval of the Company's stockholders is required to amend its Certificate of Incorporation to effect the "reverse split", the officers and directors of the Company, who together hold a majority of the votes entitled to be cast on the matter, have indicated that they will vote in favor of the "reverse split." Accordingly, approval of the "reverse split" is assured and proxies will not be solicited from the Company's Stockholders. However, an Information Statement to be filed with the Securities and Exchange Commission will be sent to each of the Company's stockholders of record at least 20 calendar days before the "reverse split" becomes effective.

     The Company will acquire certain intellectual property from San Diego Magnetics, Inc. ("SDM"), whose majority shareholder, TPR Group, Inc., is also the principal stockholder of the Company. SDM was incorporated in 1998 to acquire from Eastman Kodak Company ("Kodak") the assets and properties then employed by Kodak in the ownership and activities of the Kodak San Diego Laboratories, a research and development operation in San Diego, California involved in the areas of thin film, specialty micro and nano devices and detectors. In connection with the acquisition, SDM obtained a non-exclusive right and license to use, for research, development and commercial purposes, a portfolio of patents owned by


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Kodak  (the "Kodak Patents") that had been developed by Kodak, through its Kodak
San Diego Laboratories and otherwise. In August 2003, a portion of its intellectual property relating to currency handling products was sold by SDM to a third party. The balance of the SDM intellectual property will be transferred to the Company.

     The Company also is obligated to obtain the conversion and/or cancellation of more than $1,800,000 of the Company's outstanding debt, pursuant to agreements to be entered into with the holders thereof, leaving the Company with liabilities not to exceed $150,000.

     In connection with the acquisition of the SDM technology and the conversion and/or cancellation of the Company's debt, a total of 316,773 shares of the Company's common stock, and warrants to purchase an additional 658,583 shares of the Company's common stock, at $1.50 per share, would be issued.

     At the closing, the Exchange Agreement provides for the issuance of 5,655,000 shares of the Company's common stock, and warrants to purchase an additional 5,645,000 shares of common stock, at the price of $1.50 per share, to acquire all of the issued and outstanding common stock and warrants to purchase common stock of Arrowhead Research. Arrowhead Research would thereby become a wholly-owned subsidiary of the Company, whose corporate name would be changed to "Arrowhead Research Corporation", with the former shareholders of the old Arrowhead Research owning 5,655,000 shares, or approximately 88.9%, and the stockholders of the Company (including those obtaining shares in connection with the acquisition of the SDM technology and the debt cancellation and conversions) owning approximately 11.1%, of the 6,350,635 shares of the Company's common stock that would then be outstanding (before taking into account any exercises of warrants that would then be outstanding).

     The Exchange Agreement also specifies that the current officers and directors of the Company resign all of their respective offices, to be replaced by designees of Arrowhead Research, effective as of the closing of the transactions contemplated thereby.

     The shares of common stock and warrants to be received by the shareholders of Arrowhead Research will be issued by Registrant without registration under the Securities Act of 1933, as amended (the "Securities Act"). However, the Exchange Agreement provides that, as soon as practicable following issuance, the Company would be required to file a registration statement with the Securities and Exchange Commission for the purpose of registering for resale under the Securities Act all of these shares and warrants, as well as all of the shares and warrants issued without registration under the Securities Act in connection with the acquisition of the SDM technology and the cancellation and/or conversion of the Company's debt.

     For additional information regarding the Company and SDM, please contact William J. Hanson at (605) 363-5117. For additional information concerning Arrowhead Research, please contact R. Bruce Stewart at (626) 792-5549.


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